Contact:	Marc Panoff
Chief Financial Officer
(201) 592-6451
marcpanoff@neurologix.net

NEUROLOGIX APPOINTS CORNELIUS E. GOLDING AS DIRECTOR

Fort Lee, New Jersey (August 29, 2006) - Neurologix, Inc. (OTCBB: NRGX), a biotech company engaged in the development of innovative gene therapies for the brain and central nervous system, today announced that the Board of Directors had increased its size to nine directors and appointed Cornelius E. Golding, age 58, as a Class II director. Mr. Golding will serve on the Company's Audit Committee.

From 1981 to 2003, Mr. Golding served in various financial roles at Atlantic Mutual Insurance Company, a property and casualty insurance company in Madison New Jersey. During his tenure with Atlantic Mutual, Mr. Golding first served as vice president of internal audit and comptroller before being appointed as senior vice president. Mr. Golding was promoted to chief financial officer in 1994 and served in this role until his retirement in 2003.

Commenting on Golding’s appointment, Martin J. Kaplitt, M.D., Executive Chairman of the Company, said, “We are pleased and fortunate to have Neal join our Board. Because of his business experience, financial and accounting background and involvement in corporate governance, we believe he is an excellent addition to our Board. ”

Mr. Golding is currently a financial consultant to various property and casualty insurance companies and serves on the boards of directors of National Atlantic Holdings Corporation, a property and casualty insurance company, the Bank of Somerset Hills, a New Jersey bank, and the United Auto Insurance Group of North Miami Beach, Florida.

Mr. Golding is a certified public accountant and holds a BBA in Accounting from Saint John Fisher College and an MBA in Finance from Fairleigh Dickinson University.

Further information regarding Mr. Golding's appointment is included in the Current Report on Form 8-K filed today by the Company with the Securities and Exchange Commission.

About Neurologix

Neurologix, Inc. is a development-stage company which is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system, primarily utilizing gene therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease, epilepsy and Huntington’s disease. Neurologix’s core technology, “NLX,” is currently being tested in Company-sponsored human clinical trials to treat Parkinson’s disease.

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NRGX Elects Golding to Board

August 29, 2006

Cautionary Statement Regarding Forward-looking Statements

This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

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The Company is still in the development stage and has not generated any revenues. From inception through June 30, 2006, it incurred net losses and negative cash flows from operating activities of approximately $17.3 million and $13.2 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

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In order to obtain the regulatory approvals necessary to commercialize its current or future product candidates, from time to time the Company will need to raise funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company’s control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

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The results of the recently completed Phase I clinical trial for treatment of Parkinson’s disease using the Company’s NLX technology is currently under analysis. If the trial proves unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

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There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2005 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.

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